Registration No. 333-______
As filed with the Securities and Exchange Commission on September 14, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
Lifecore Biomedical, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	41-0948334
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3515 Lyman Boulevard
Chaska, Minnesota 55318
(Address of registrant’s principal executive offices,
including zip code)
LIFECORE BIOMEDICAL, INC.
2003 STOCK INCENTIVE PLAN
(Full title of the plan)
Dennis J. Allingham
President, Chief Executive Officer and Secretary
Lifecore Biomedical, Inc.
3515 Lyman Boulevard
Chaska, Minnesota 55318
(952) 368-4300
(Name, address and telephone number,
including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum
Title of securities	to be	offering price per	aggregate offering	Amount of
to be registered	registered(1)(2)	share(3)	price(3)	registration fee
Common Stock, par value $0.01 per share (4)	1,000,000 Shares	$11.68	$11,680,000	$1,375

(1)	Represents the shares of common stock of Lifecore Biomedical, Inc. that may be offered or sold pursuant to the Lifecore Biomedical, Inc. 2003 Stock Incentive Plan.

(2)	The number of shares of common stock being registered is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the average of the high and low prices of the registrant’s common stock traded on The Nasdaq National Market as reported in the consolidated reporting system on September 12, 2005.

(4)	Includes Preferred Stock Purchase Rights, which are attached to and trade with the registrant’s common stock.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by Lifecore Biomedical, Inc. (hereinafter “we,” “us” or “Lifecore”), are incorporated by reference in this registration statement:
(a)	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2005; and

(b)	The description of our common stock and preferred stock purchase rights contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 302A.521 of the Minnesota Business Corporation Act provides that a company shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:
•	has not been indemnified by another organization;
•	acted in good faith;
•	has not received an improper personal benefit and Section 302A.255 regarding director conflicts of interests, if applicable, has been satisfied;
•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and
•	reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

     Article IX of our Restated Articles of Incorporation, as amended to date, provides that none of our directors shall be personally liable to Lifecore or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:
•	for any breach of the director’s duty of loyalty to Lifecore or our shareholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under Sections 302A.559 (liability for illegal distributions) and 80A.23 (civil liabilities) of the Minnesota Statutes;
•	for any transactions from which the director derived any improper personal benefit; or
•	for any act or omission occurring prior to the date when Article IX of our articles became effective.
provided, however, that if the Minnesota Statutes are amended to authorize the further elimination or limitation of the liability of our directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes.
     Article VII of our Amended Bylaws provides that we shall indemnify our officers and directors to the fullest extent permissible under the Minnesota Business Corporation Act, as it may be amended from time to time.
     We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers Lifecore for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1	Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 19(a) to Amendment No. 1 on Form 8, dated July 13, 1988, to Form 10-Q for the quarter ended December 31, 1987), as amended by Amendment No. 2 (incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended June 30, 1997).

4.2	Amended Bylaws (incorporated by reference to Exhibit 3.2 to Form 10-K/A for the year ended June 30, 1995).

4.3	Form of Rights Agreement, dated as of May 23, 1996, between Lifecore Biomedical, Inc. and Norwest Bank Minnesota, National Association (incorporated by reference to Exhibit 1 to Lifecore Biomedical, Inc.’s Form 8-A Registration Statement dated May 31, 1996).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 1st day of September, 2005.

LIFECORE BIOMEDICAL, INC.
By:	/s/ Dennis J. Allingham
Dennis J. Allingham
President, Chief Executive Officer and Secretary

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dennis J. Allingham and David M. Noel, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the offering of shares of common stock of Lifecore Biomedical, Inc. pursuant to the 2003 Stock Incentive Plan, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of September, 2005.

Signature	Title

/s/ Dennis J. Allingham Dennis J. Allingham	President, Chief Executive Officer, Secretary and Director (principal executive officer)

/s/ David M. Noel David M. Noel	Vice President of Finance and Chief Financial Officer (principal financial and accounting officer)

/s/ Orwin L. Carter Orwin L. Carter	Director

/s/ Joan L. Gardner Joan L. Gardner	Director

/s/ Thomas H. Garrett Thomas H. Garrett	Director

Signature	Title

/s/ Luther T. Griffith Luther T. Griffith	Director

/s/ Richard W. Perkins Richard W. Perkins	Director

/s/ John E. Runnells John E. Runnells	Director

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 19(a) to Amendment No. 1 on Form 8, dated July 13, 1988, to Form 10-Q for the quarter ended December 31, 1987), as amended by Amendment No. 2 (incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended June 30, 1997).

4.2	Amended Bylaws (incorporated by reference to Exhibit 3.2 to Form 10-K/A for the year ended June 30, 1995).

4.3	Form of Rights Agreement, dated as of May 23, 1996, between Lifecore Biomedical, Inc. and Norwest Bank Minnesota, National Association (incorporated by reference to Exhibit 1 to Lifecore Biomedical, Inc.’s Form 8-A Registration Statement dated May 31, 1996).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included on signature page).